Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into this 8th day of May, 2017, by and between Mr. Mario Longhi (the “Executive”) and UNITED STATES STEEL CORPORATION and its subsidiaries and affiliates (“the Company”).

1.	SEPARATION. Executive notified the Company that he is voluntarily retiring from the position of Chief Executive Officer of the Company as of the Effective Date (as determined under Paragraph 17 below), but will remain on the Company’s Board of Directors and will remain an employee of the Company until he voluntarily retires from both positions effective June 30, 2017. As of June 30, 2017, Executive hereby resigns all positions, titles, duties, authorities and responsibilities with, arising out of, or relating to, his employment with the Company now, or at any time in the future, and such resignation is irrevocable unless this Agreement is revoked in accordance with Paragraph 13.f. below. During the period between the Effective Date (as determined under Paragraph 17 below) and June 30, 2017, Executive will remain on the Company’s payroll as an employee providing transitional services and will make himself available for consultation and special projects, as requested.

Executive acknowledges, understands, and agrees that:

a.	All of his service, compensation and benefit accruals from the Company and its compensation and benefit plans will cease as of June 30, 2017;
b.	He will have the opportunity to continue coverage under the applicable group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985;
c.	He will have the opportunity to exercise vested stock options (including those that vest pursuant to Paragraph 2.a below, for a total of 83,808 shares of the Company, the “Vested Options”) in accordance with the terms and conditions of the applicable award agreements granting such stock options.
d.	He is eligible to receive accrued and vested benefits to the extent provided in accordance with the terms of the following plans, with it being mutually agreed that June 30, 2017 shall establish the termination date of his employment for the determination of payment timing, vesting, and all other purposes:
i.	United States Steel Corporation Savings Fund Plan for Salaried Employees
ii.	United States Steel Corporation Non-Tax Qualified Retirement Account Program
e.	Although not required, his voluntary retirement will be treated as a termination with consent and as a retirement for purposes of the (1) the United States Steel Corporation Supplemental Thrift Program and the United States Steel Corporation Supplemental Retirement Account Program, and/or (2) any awards granted under the United States Steel Corporation 2005 Stock Incentive Program, the United States Steel Corporation 2016 Omnibus Incentive

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Compensation Plan, or the United States Steel Corporation Annual Incentive Compensation Plan.

2.	CONSIDERATION. Executive acknowledges, understands and agrees that the Company is not obligated to pay him any type of severance payments or benefits. However, in consideration for executing this Agreement and abiding by all terms and conditions contained therein, including Paragraph 2(e) below, the Company agrees as follows:
a.	Executive’s outstanding and otherwise unvested 2015 and 2016 annual grants of long-term incentive (“LTl”) restricted stock units (“RSUs”) and stock options will continue to vest on a prorata basis on their normal vesting dates. Based on a separation date of June 30, 2017, Executive shall vest in an additional 10,525 restricted stock units and an additional 25,708 stock options. The restricted stock units will be distributed on January 1, 2018 and the stock options will vest on the next vesting date, which for the 2015 tranche is February 25, 2018 and for the 2016 tranche is May 31, 2018.
b.	Executive will also receive his benefits (most recently valued at $1,227,575 as of April 17, 2017) under the Non-Tax Qualified Deferred Compensation Plan, which shall be paid in accordance with the terms of that plan.
c.	Executive will be eligible to receive a prorated bonus pursuant to the Executive Management Annual Incentive Compensation Program (“AICP”) for 2017 based on the 6 months of Executive’s service during the performance period. The payout under the AICP, if any, is calculated based on the Company’s actual performance relative to the 2017 AICP performance targets, and adjusted based on individual performance which will be calculated at target. Any cash payment of prorated AICP will be made following the approval of financial results and performance goal achievement but no later than March 15, 2018.
d.	Executive shall also be eligible to receive prorated Total Shareholder Return and Return on Capital Employed performance awards (“Performance Awards”) pursuant to the 2017 LTl program. The payout for the Performance Awards, if any, is calculated based on the Company’s achievement of the performance goals under the LTl program. The Performance Awards will vest at the end of the performance periods, which for the 2015 performance awards would be 2018 and for the 2016 performance awards would be 2019.
e.	The payments referenced above will not be treated as covered compensation under any of the Company’s compensation, retirement, or benefit programs. These payments will be subject to all applicable tax and other withholdings and deductions. These payments are also conditioned upon Executive complying with his obligations under this Agreement, including but not limited to those set forth in Paragraph 7 (Non-Competition). If Executive fails to comply with any such obligations at any time, these payments will be forfeited, and the Company will be entitled to repayment of any amounts if already paid.

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f.	If Executive elects to continue his healthcare coverage (including family coverage) under the COBRA continuation provisions of the Company’s group health plans, the Company will reimburse Executive for a period of up to eighteen (18) months for the cost of such coverage. No reimbursement will be made for COBRA continuation coverage after the date that Executive becomes eligible for group health coverage provided by another employer. The reimbursements will be made as soon as administratively practicable after his request for reimbursement with evidence of payment. The Company will treat the reimbursements as taxable income to Executive to the extent required by law.

g.	Executive understands, acknowledges and agrees that the Company is not required to provide any of the consideration described above if he does not execute this Agreement, and therefore, it represents valuable consideration which is in addition to anything else of value to which Executive was already entitled.
h.	Executive acknowledges, understands, and agrees that, except as otherwise set forth in this Agreement, Executive will not receive, nor is Executive entitled to receive, any other consideration, payments, incentive payments, reimbursements, bonuses, stock, stock options, equity interests, or other benefits or compensation of any kind. Executive further acknowledges that, except for his Vested Options, Executive is forfeiting, for no consideration other than what is paid under this Agreement, all of his restricted stock, stock option, performance units, and other equity or incentive-based awards.
3.	RELEASE. In return for the Consideration provided under Paragraph 2 of this Agreement, Executive, on behalf of himself and his agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns, of his own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively, “Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which he now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of his employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the Effective Date of this Agreement.

This release includes, but is not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA’’), Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act,

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and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, any claim that the Company breached any contract or promise, express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided herein); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to his employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Releasees, except those claims that may not be waived as a matter of law.

Executive also agrees that on July 1, 2017, he will execute an additional release, in the form attached hereto as Exhibit A, that provides the same release of any and all claims and rights against the Releasees. He acknowledges that this Agreement provides him with adequate consideration (including but not limited to the Company’s continuation of his service, compensation and benefit accruals through June 30, 2017 pursuant to Paragraph 1 above) to execute the subsequent release on July 1, 2017.

4.	REPRESENTATIONS. Executive represents that: (i) the Company does not owe him any compensation, wages, vacation, incentive pay, commissions, bonuses, expense reimbursements or other amounts, other than that specifically provided for in this Agreement; (ii) he has been granted all leaves of absences to which he is entitled; (iii) he has reported to the Company any and all work-related injuries that he has suffered or sustained during his employment with the Company up to the date of the Agreement; (iv) he is not aware of any factual basis that would provide the Company with “cause” within the meaning of any Company plan or equity-based award agreement with him; and (v) in connection with any matter involving or concerning any governmental regulatory, or enforcement authority or agency, he is not aware of any factual or legal basis for any legitimate claim that the Company is in violation of any international, federal, state or local law, rule or regulation.
5.	NON-DISPARAGEMENT. Executive agrees to refrain from making, whether verbally or in writing, any critical, denigrating or otherwise disparaging comments, references or characterizations concerning the Company and/or its officers, directors, employees, independent contractors, agents, products or services. Executive further agrees that he shall not provide any information, make any statements or take any action that would cause the Company, its directors, officers, employees, agents and/or independent contractors embarrassment or humiliation or otherwise cause or contribute to the Company’s being held in disrepute. Executive understands that nothing in this Agreement is intended to prevent him from making truthful statements in any legal proceeding or as otherwise required by law.

The Company agrees to advise its directors to refrain from making or approving disparaging comments regarding Executive, except as may be required in any legal proceeding or as otherwise required by law.

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6.	NON-SOLICITATION. Executive agrees that for two (2) years after the date he executes this Agreement, he will not solicit or attempt to solicit any person or entity who is a director, officer, employee, representative or agent of the Company to cease or reduce the extent of their relationship with the Company.
7.	NON-COMPETITION. Executive agrees that for a period of twelve (12) months immediately following his separation, he shall not, unless acting pursuant to the prior written consent of the Company’s Board of Directors, directly or indirectly (a) own, manage, operate, finance, join, control or operate in the ownership, operation, management, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with any Competing Business, or (b) solicit or divert to any Competing Business any individual or entity which is then a customer of the Company. The term “Competing Business” shall mean any business or enterprise primarily engaged in the business of manufacturing steel or mining within any state of the United States, the District of Columbia, or any foreign country (i) in which the Company has engaged in any such business within the twelve (12) months prior to his separation, or (ii) within the twelve (12) month period immediately following his separation. In the event that the provisions of this section should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

8.	SECTION 409A. Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Further, to the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. The reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in kind benefits shall be made promptly, subject to the Company’s policies, but in no event later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
9.	PROCEEDINGS AND COOPERATION. Executive presently affirms that he has not filed or caused to be filed, and is not presently a party to any claim against the Releasees with any local, state, or federal court, or any governmental,

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administrative, investigative, or other agency or board. Executive agrees to cooperate with and assist the Company in matters concerning prior business arrangements, investigations, pending litigation or litigation which may arise in the future concerning matters about which he has personal knowledge or which were within the purview of his job responsibilities at the Company. Executive agrees to assist in the prosecution or defense of such claims involving the Company, whether or not such claims involve litigation, including giving truthful testimony as needed. The Company will reimburse Executive for reasonable travel expenses with regards to any cooperation and assistance Executive may provide in accordance with this Section.

10.	PROTECTION OF COMPANY INFORMATION. Executive acknowledges that he received and was provided valuable non-public information obtained, possessed or developed by the Company in the ordinary course of its business and that the protection of such “Confidential Information” is of vital importance to the Company’s business and interests. All such Confidential Information, whether written or not and whether marked as confidential or not, is presumed to be confidential. Examples of Confidential Information include, but are not limited to, non-public information concerning the Company’s employees, directors, officers, customers, prices, sales techniques, estimating and pricing systems, internal cost controls, production processes and methods, employment practices, product planning and development programs, possible divestitures and acquisitions, marketing plans, product information, inventions, blueprints and sketches, technical and business concepts, training programs, legal, compliance and regulatory matters, regardless of whether devised, developed, produced, worked on, or invented in whole or in part by himself or others, and whether or not copyrightable, trademarkable, licensable, or reduced to practice. Executive acknowledges and agrees that as an employee of the Company, he has been under a legal obligation to respect and protect such Confidential Information. Executive agrees that he will not, directly or indirectly, at any time or in any manner whatsoever, use any such Confidential Information for his personal use or advantage, or disclose or make such Confidential Information available to others, regardless of how or when his came into possession of such Confidential Information. Subject to the provisions of Section 7 (non-competition), nothing herein prevents Executive from using his general knowledge, skill, and experience in gainful employment by a third party after his employment with the Company.

Executive represents that he has not, and will not, download, transfer, or take with him any Confidential Information or other Company property, documents, data or information. Executive agrees to immediately return to the Company, if he has not already, all Confidential Information and all Company property, documents, data and other information, including but not limited to computers, electronic equipment, cell phones, badges, credit cards, which are or have been in his possession or control, whether or not they contain Confidential Information or relate to the Company’s business.

Executive understands that pursuant to 18 U.S.C. § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local

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government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Additionally, an individual suing an employer for retaliation for reporting a suspected violation of law may disclose a trade secret to his or his attorney and use the trade secret information in the court proceeding, provided the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.	Executive understands that nothing in this Agreement shall be construed to prohibit him from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by, any federal or state government agency or self-regulatory organization. He expressly waives, however, his right to recovery or relief of any type, including damages or reinstatement, in any administrative or court action or proceeding, whether state or federal, and whether brought by Executive or on his behalf, related in any way to the matters released herein.
12.	Executive understands the provisions in the above paragraphs are material to this Agreement, and that a material violation of any of them would constitute a breach of this Agreement. In the event of a material breach or a material threatened breach by Executive of any of the provisions of Paragraphs 5, 6, 7, or 10, the Company, in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of each of such Sections, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security), and shall also be entitled to require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, and shall also be entitled to require Executive to repay any amounts paid pursuant to this Agreement. In addition, in the event of an alleged breach or violation by Executive of Paragraph 7 of this Agreement, the restricted periods set forth therein shall be tolled until such breach or violation has been duly cured.
13.	With specific regard to this Agreement, Executive understands and acknowledges that:
a.	This Agreement constitutes an enforceable contract, and by signing this Agreement, he is waiving rights that he may have against the Releasees as of the date hereof, including claims under the Age Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on his employment or separation from employment with the Company;
b.	He understands that he is not releasing any claims that may arise after his execution of this Release;
c.	He is receiving, in exchange for this Release, valuable consideration in addition to anything of value to which he is already entitled;

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d.	The Company has advised him to consult with an attorney prior to executing this Release;
e.	He has a period of 21 calendar days from the date he receives this Agreement, or so much of such 21-day period as he cares to utilize, to review, consider and sign this Agreement;
f.	He may revoke this Agreement at any time within seven (7) calendar days after he signs it by delivering a written notice of revocation to the Company’s General Counsel;
g.	If he does not sign this Release within the 21-day period referenced in (e) above, or if he revokes this Agreement after signing it within the 7-day period referenced in (f) above, he will be ineligible to receive any of the consideration under Section 2 of this Agreement; and
h.	The Company’s obligation to provide the consideration under this Agreement is contingent upon (i) his execution of this Agreement and the expiration of the associated revocation period without his revocation of the Agreement, and (ii) his re-execution of this Agreement (pursuant to the last paragraph of Section 3 above) and the expiration of the associated revocation period without his revocation of the Agreement.
14.	Executive acknowledges that nothing in this Agreement constitutes an admission by the Company of any liability or of any violation of any applicable law or regulation.
15.	The provisions of this Agreement may not be modified by any subsequent agreement unless specifically approved in writing by the Company’s General Counsel.
16.	Except as stated below with respect to the release set forth in Paragraph 3, each provision of this Agreement shall be enforceable independently of every other provision. If one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein. To the extent that the release set forth in Paragraph 3 is deemed to be illegal, invalid, or unenforceable, the Company shall not be obligated to honor any of the terms set forth herein and Executive agrees to immediately return any amounts paid to Executive by the Company in connection with this Agreement, to the maximum extent permitted by applicable law.
17.	The Effective Date of this Agreement shall be the date that Executive signs this Agreement, unless timely revoked in accordance with the provisions of Paragraph 13.f. above.
18.	This Agreement, and any disputes arising from, relating to or touching upon the Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania and shall be exclusively venued in the State or Federal Courts located in Allegheny County, Pennsylvania.

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19.	This Agreement constitutes the entire agreement between Executive and the Company; this Agreement has been executed based upon the terms set forth herein; neither Executive nor the Company have relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement.
20.	After utilizing as much of the 21-day period above as he deems necessary to consider this matter, and after consulting with an attorney if he so elected, Executive has freely executed this Agreement so as to secure the consideration provided hereunder.

Executive and the Company have read and understand the provisions set forth above, and agree to be legally bound by this Agreement.

/s/ Mario Longhi	Date:	05/08/17
Executive

For the Company:

/s/ Suzanne R. Folsom	Date:	5/8/17

Suzanne R. Folsom

General Counsel, Chief Compliance Officer and

Senior Vice President - Government Affairs

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